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                                                                      EXHIBIT 99

                    REPORT OF INDEPENDENT CERTIFIED ACCOUNTANTS

TO THE SHAREHOLDERS AND
BOARD OF DIRECTORS OF
BARNETT BANKS, INC.


In our opinion, the consolidated statements of income, of cash flows and of changes in stockholders' equity as of and for the year ended December 31, 1992 (appearing on pages 43 through 59 of the Barnett Banks, Inc., 1994 Annual Report to Shareholders which has been incorporated by reference in this Form 10-K Annual Report) present fairly, in all material respects, the results of operations and cash flows of Barnett Banks, Inc. and its subsidiaries as of and for the year ended December 31, 1992 in conformity with generally accepted accounting principals. These financial statements are the responsibility of Barnett's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of Barnett Banks, Inc. for any period subsequent to December 31, 1992.

As discussed in Note C to the financial statement, Barnett Banks, Inc. changed its method of accounting for income taxes and post-retirement benefits in 1992.

PRICE WATERHOUSE
Orlando, Florida
January 14, 1993